EXHIBIT 99.4

                           REGENCY CENTERS CORPORATION

            RESOLUTIONS OF BOARD OF DIRECTORS WAIVING OWNERSHIP LIMIT

    FOR SECURITY CAPITAL GROUP INCORPORATED AND FORWARD CONTRACT TRANSACTIONS

                  All capitalized terms not otherwise defined herein shall have the meanings given to them in the Articles of Incorporation as presently in effect (the "Articles") of Regency Centers Corporation ("Regency").

                  WHEREAS, Security Capital Group Incorporated ("Security Capital"), an indirect wholly-owned subsidiary of General Electric Capital Corporation, which in turn is an indirect subsidiary of the General Electric Company, directly or though subsidiaries, is the beneficial owner of 34,273,236 shares of Regency common stock, $0.01 par value per share (the "Shares");

                  WHEREAS, Security Capital proposes to sell a portion of the Shares pursuant to an underwritten public offering (the "Secondary Offering");

                  WHEREAS, Regency has agreed to purchase from Security Capital up to $150,000,000 of the Shares pursuant to a purchase and sale agreement dated as of the date hereof by and among Regency, Security Capital and Security Capital Shopping Mall Business Trust, an indirect subsidiary of Security Capital (the "Purchase and Sale Agreement");

                  WHEREAS, Security Capital expects to enter into a series of forward contracts in substantially the form attached hereto as EXHIBIT A (the "Forward Contracts") with certain underwriters (the underwriters, together with their affiliates, the "Forward Contract Underwriters") covering a portion of the Shares (the "Forward Contract Shares"), providing for Security Capital to deliver the Forward Contract Shares (or their value in cash) to the Forward Contract Underwriters on the dates in 2004 specified in the contracts;

                  WHEREAS, Security Capital may lend a portion of the Shares to the Forward Contract Underwriters pursuant to security loan agreements in substantially the form attached as EXHIBIT B (the "Security Loan Agreements");

                  WHEREAS, the Forward Contract Underwriters intend to sell Shares borrowed under the Security Loan Agreements (and/or borrowed under other stock loan agreements from third parties in accordance with industry custom) in the in the Secondary Offering;

                  WHEREAS, certain of the Forward Contract Underwriters intend to offer, through an underwritten public offering, SynDECS(SM) linked to a portion of the Shares subject to the Forward Contracts (the "SynDECS(SM)");

                  WHEREAS, Security Capital will be deemed, for purposes of the Articles, to Transfer Forward Contract Shares to each of the Forward Contract Underwriters upon the closing of the public offering by means of entering into the Forward Contracts, with the Forward Contract Shares Transferred to any single Forward Contract Underwriter not to exceed 9.8% by value of Regency's outstanding capital stock (after giving effect to the contemplated repurchase

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of the shares of common stock from Security Capital as contemplated in the
Purchase and Sale Agreement), but which may exceed the 7% Ownership Limit;

                  WHEREAS, under the Forward Contracts, Security Capital may continue to have the right to vote the Forward Contract Shares until Security Capital delivers the Forward Contract Shares to the Forward Contract Underwriters at the time the Forward Contracts settle (each such period from the closing of the public offering until the applicable delivery date is referred to hereinafter as the "Forward Contract Term");

                  WHEREAS, both Security Capital as well as the Forward Contract Underwriters may therefore be deemed the Beneficial Owners of the Forward Contract Shares during each Forward Contract Term;

                  WHEREAS, the Forward Contract Underwriters will enter into an agreement with respect to a specified number of shares of common stock of Regency providing for one or more cash payments between such Underwriters in an amount equal to the difference between the value of the specified shares of Regency common stock on or about the agreement termination date compared to a price determined by reference to the value of such stock on the agreement initiation date (or for the delivery of shares of Regency common stock to the Forward Contract Underwriter issuing the SynDECS(SM) for such price if and to the extent that, after giving effect to such settlement in shares, such Forward Contract Underwriter would not be considered to own for purposes of Section 856(d)(2)(B) of the Code more than 9.8% by value of the capital stock of Regency), such agreement to be in substantially the form attached as Exhibit C (the "Cash Swap Agreement"); and

                  WHEREAS, Security Capital and Regency will terminate their Stockholders Agreement when Security Capital ceases to own Shares constituting 15% of Regency's outstanding common Stock after Regency's repurchase of Shares under the Purchase and Sale Agreement and thereafter, Security Capital is willing to waive the benefit of the Special Shareholder Limit, all as set forth in the Agreement Relating to Disposition of Shares, in substantially the form attached as EXHIBIT D; and

                  WHEREAS, to facilitate Security Capital's sale of Shares and the Forward Contracts, the Board of Directors wishes (i) to create a new ownership limit for Security Capital that will apply in lieu of the Special Shareholder Limit, will not be transferable to any third party, but will allow Security Capital to be deemed the Beneficial Owner of the Forward Contract Shares during the Forward Contract Terms and in the event that Security Capital settles any Forward Contracts in cash thereafter; (ii) to waive the Ownership Limit for Forward Contract Shares that both the Forward Contract Underwriters and Security Capital may be deemed to Beneficially Own during the Forward Contract Term, even though such shares constitute more than 7% of Regency's outstanding common stock; (iii) to waive the 7% Ownership Limit for the Forward Contract Underwriters during the term of the SynDECS(SM) and for a period of 90 days thereafter; (iv) to clarify that the shares of Regency common stock subject to the Security Loan Agreements will be considered for all purposes to be the same shares that are subject to the Forward Contracts and thus be included in the waiver of the Ownership Limit for the Forward Contract Underwriters under clause (ii) above; and (v) to confirm that a Forward Contract Underwriter that enters into a Cash Swap Agreement will not be


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considered, by reason of the Cash Swap Agreement, to own shares of Regency common stock in excess of the Related Tenant Limit for purposes of the limitations set forth in Sections 5.2(b) and 5.2(f) of the Articles and that such Forward Contract Underwriter will not be treated as the owner of the shares covered by its Cash Swap Agreement for purposes of the 7% Ownership Limit.

                  NOW, THEREFORE, it is hereby resolved as follows:

                  RESOLVED, that, in consideration of the relinquishment by Security Capital of its rights as a Special Shareholder (the "Relinquishment"), pursuant to its execution and delivery of the Agreement Relating to Disposition of Shares in substantially the form attached as EXHIBIT D, the Board of Directors hereby exempts Security Capital and its Affiliates, effective as of the effective date of the Relinquishment, from the 7% Ownership Limit and hereby creates for Security Capital and its Affiliates the "Security Capital Ownership Limit," which shall be equal to 60% of Regency's outstanding common stock, on a fully diluted basis, less the Shares sold by Security Capital pursuant to the Secondary Offering and the Purchase and Sale Agreement, but which shall include the Forward Contract Shares during the applicable Forward Contract Term and also shall include Forward Contract Shares to the extent that Security Capital retains them at the end of the Forward Contract Term as result of settling any Forward Contracts in cash, but in no event shall the Security Capital Ownership Limit be below the 7% Ownership Limit, and subject to the following:

      a. This waiver is conditioned on the Forward Contracts and Security Loan Agreements not being materially different from the forms of Forward Contracts and Security Loan Agreements attached as EXHIBIT A and EXHIBIT B; and

      b. This waiver is conditioned on no Person who is an individual as defined in Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) becoming the Beneficial Owner of more than 9.8% by value of Regency's Capital Stock solely by reason of directly or indirectly acquiring ownership of capital stock of Security Capital (disregarding any shares of Regency Capital Stock other than those owned by Security Capital, General Electric, and their subsidiaries).

                  FURTHER RESOLVED, that pursuant to authority contained in
Section 5.11 of the Articles, the Board of Directors hereby exempts each of the Forward Contract Underwriters from the 7% Ownership Limit for the number of Forward Contract Shares Transferred to it by Security Capital, but not for Forward Contract Shares constituting more than 9.8% by value of Regency's outstanding capital stock (after giving effect to any Shares repurchased by Regency pursuant to the Purchase and Sale Agreement), during the applicable Forward Contract Term and, if applicable, during the term of the SynDECS(SM) and for a period of 90 days thereafter, subject in each case to the following:

      a. This waiver is conditioned on the Forward Contracts and Security Loan Agreements not being materially different from the forms of Forward Contracts and Security Loan Agreements attached as EXHIBIT A and EXHIBIT B;


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      b. This waiver is conditioned on no Person who is an individual as defined in Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) becoming the Beneficial Owner of more than 9.8% by value of Regency's Capital Stock solely by reason of directly or indirectly acquiring ownership of capital stock of the applicable Forward Contract Underwriter (disregarding any shares of Regency Capital Stock other than those owned by the applicable Forward Contract Underwriter and its subsidiaries).

                  FURTHER RESOLVED, that the Shares of Regency common stock subject to the Security Loan Agreements will be considered for all purposes to be the same Shares that are subject to the Forward Contracts and thus to be included in the portion of the waiver for the Forward Contract Underwriters under the second RESOLUTION above.

                  FURTHER RESOLVED, that, provided that the Cash Swap Agreements are not materially different from the form attached hereto as EXHIBIT C, a Forward Contract Underwriter that enters into a Cash Swap Agreement will not be considered, by reason of the Cash Swap Agreement, to own shares of Regency common stock in excess of the Related Tenant Limit for purposes of the limitations set forth in Sections 5.2(b) and 5.2(f) of the Articles or to own the shares of Regency common stock covered by the Cash Swap Agreement for purposes of the 7% Ownership Limit.

                  FURTHER RESOLVED, that pursuant to authority contained in
Section 5.7 of the Articles, the Board of Directors hereby confirms that neither the Security Capital Ownership Limit nor the waiver of the Ownership Limit for any Forward Contract Underwriter may be transferred by such person to any other person that is not an Affiliate of the transferor.

                  FURTHER RESOLVED, that the percentage limits established by these waivers shall be adjusted upward appropriately in the event of any repurchases of common stock by Regency, with the intent that Security Capital and the Forward Contract Underwriters not be in violation of the Ownership Limit by reason of repurchases effectuated by Regency.

                  FURTHER RESOLVED, that the above waivers shall terminate if the Forward Contract Terms have not commenced by September 30, 2003.


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